Exhibit N

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

FOR

ACCESS ONE TRUST

WHEREAS, Access One Trust (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, shares of beneficial interest of the Trust are currently divided into a number of separate series listed on Schedule A, as amended from time to time (the “Funds”); and

WHEREAS, the Trust desires to adopt, on behalf of each of the Funds, a Multiple Class Plan pursuant to Rule 18f-3 under the Act (the “Plan”) with respect to each of the Funds.

NOW, THEREFORE, the Trust hereby adopts, on behalf of the Funds, the Plan, in accordance with Rule 18f-3 under the Act on the following terms and conditions:

1. Features of the Classes. Each of the Funds may issue its shares of beneficial interest in four classes: “Class A Shares”, “Class C Shares”, “Investor Class Shares” and “Service Class Shares.” Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 4 below; and (c) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class A Shares, Class C Shares, Investor Class Shares and Service Class Shares shall have the features described below.

2. Sales Charge Structure. Class A Shares of the Access High Yield Fund are sold with up to a 4.75% sales charge. Certain purchases of Class A Shares of the Access High Yield Fund will not be subject to a front-end sales charge but will be subject to a contingent deferred sales charge of 1.00% if redeemed less than 18 months after the date of purchase. Class C Shares of the Access High Yield Fund are sold with a 1.00% contingent deferred sales charge on redemptions occurring less than one year from the date of purchase. Certain purchases of Class A Shares of the Access Money Market Fund will be subject to a contingent deferred sales charge of 1.00% if redeemed less than 18 months after the date of purchase. Class C Shares of the Access Money Market Fund are sold with a 1.00% contingent deferred sales charge on redemptions occurring less than one year from the date of purchase. Investor Class Shares and Service Class Shares are not sold with a front-end sales charge nor a contingent deferred sales charge.

3. Distribution and Service Plans. The Trust’s A and C Shares Distribution and Shareholder Services Plan authorizes payments by the Trust, on behalf of the Funds listed on Schedule A thereto, to broker-dealers (including, for avoidance of doubt, ProFunds Distributors,

Inc. (the “Distributor”)), investment advisers, banks, trust companies, accountants, estate planning firms, or other financial institutions or securities industry professionals at an annual rate not to exceed 0.40% of each Funds’ average daily net assets attributable to Class A Shares as compensation for service and distribution related activities and for shareholder services in accordance with applicable law; and at an annual rate not to exceed 1.00% of each Funds’ average daily net assets attributable to Class C Shares, of which 0.75% may serve as compensation for service and distribution related activities with respect to Class C Shares and of which 0.25% may serve as compensation for shareholder services with respect to Class C Shares. The Trust’s Service Class Distribution and Shareholder Services Plan authorizes payments by the Trust, on behalf of the Funds listed on Schedule A thereto, to broker-dealers (including, for avoidance of doubt, the Distributor), investment advisers, banks, trust companies, accountants, estate planning firms, or other financial institutions or securities industry professionals at an annual rate not to exceed 1.00% of such Funds’ average daily net assets attributable to Service Class Shares, of which 0.75% may serve as compensation for service and distribution related activities with respect to Service Class Shares and of which 0.25% may serve as compensation for shareholder services with respect to Service Class Shares.

4. Allocation of Income and Expenses.

(a) The gross income of each Fund generally shall be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund. These expenses include:

(1) Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (“Corporate Level Expenses”); and

(2) Expenses incurred by a Fund not attributable to any particular class of the Fund’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

(b) Expenses attributable to a particular class (“Class Expenses”) shall be limited to: (i) payments made pursuant to a shareholder services plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) Securities and Exchange Commission registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) Trustees’ fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other “Class Expenses” listed in categories (ii)-(viii) above may be allocated to a class, but only if the President and Chief Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended (the “Code”).

Therefore, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Corporate Level Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Trust. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the Act and the Code.

5. Exchange Privileges.

Shareholders of Class A Shares or Class C Shares of a Fund (that charges an initial sales charge) may exchange their shares at net asset value without any sales charge for shares of the same class offered by another Fund, provided that the amount to be exchanged meets the applicable minimum investment requirements and the exchange is made in states where it is legally authorized. Exchanges of Class A Shares or Class C Shares of a Fund (that does not charge an initial sales charge) into shares of the same class of another Fund that charges an initial sales charge will be treated as an initial purchase of the other Fund and applicable sales charges will apply. Exchanges of class A Shares or Class C Shares of a Fund into another class of shares are not permitted.

Shareholders of the Service Class Shares of a Fund may exchange their shares at net asset value without any sales charge for (i) Service Class Shares or Investor Class Shares of another Fund, or (ii) Service Class Shares or Investor Class Shares of any of the ProFunds offering Service Class Shares or Investor Class Shares, provided that the amount to be exchanged meets the applicable minimum investment requirements and the exchange is made in states where it is legally authorized.

Shareholders of the Investor Class Shares of a Fund may exchange their shares at net asset value without any sales charge for (i) Service Class Shares or Investor Class Shares of another Fund, or (ii) Service Class Shares or Investor Class Shares of any of the ProFunds offering Service Class Shares or Investor Class Shares, provided that the amount to be exchanged meets the applicable minimum investment requirements and the exchange is made in states where it is legally authorized.

6. Conversion Features. The Funds currently do not offer a conversion feature.

7. Quarterly and Annual Reports. The Trustees shall receive quarterly and annual statements concerning all allocated Class Expenses and servicing expenditures. In the statements, only expenditures properly attributable to the servicing of a particular class of shares will be used to justify any servicing fee or other expenses charged to that class. Expenditures not related to the servicing of a particular class shall not be presented to the Trustees to justify any fee attributable to that class.

8. Accounting Methodology. The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses among the Funds:

(1) On a daily basis, a fund accountant shall calculate the shareholder services fee to be charged to the Class A Shares, Class C Shares and Service Class Shares by calculating the average daily net asset value of such shares outstanding and applying the applicable fee rate of the class to the result of that calculation.

(2) The fund accountant will allocate all other designated Class Expenses, if any, to the respective classes.

(3) The fund accountant shall allocate income and Corporate Level and Fund Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of the Fund for Fund Expenses, and in relation to the net asset value of the Trust for Corporate Level Expenses. These calculations shall be based on net asset values for all Funds except the Access Money Market Fund, for which it will be based on the relative value of settled shares.

(4) The fund accountant shall then complete a worksheet developed for purposes of complying with Section 8 of this Plan, using the allocated income and expense calculations from paragraph (3) above, and the additional fees calculated from paragraphs (1) and (2) above.

(5) The fund accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Plan.

9. Waiver or Reimbursement of Expenses. Expenses may be waived or reimbursed by the adviser to the Trust or any other provider of services to the Trust without the prior approval of the Trust’s Board of Trustees.

10. Effectiveness of Plan. This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) the independent Trustees.

11. Material Modifications. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in paragraph 10 hereof.

12. Limitation of Liability. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and any person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such right or claim, and not to such Trustees or shareholders.

IN WITNESS WHEREOF, the Trust, on behalf of the Funds, has adopted this Multiple Class Plan as of [            ], 2004.

ACCESS ONE TRUST

By:

Name:

Title:

Schedule A

Access High Yield Fund

Access Flex High Yield Fund

Access Money Market Fund